EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

YOUNG INNOVATIONS, INC. ANNOUNCES RECORD EPS FOR
THE QUARTER AND RECORD SALES AND EPS FOR THE YEAR

St. Louis, MO., February 6, 2012 – Young Innovations, Inc. (NASDAQ – YDNT) today announced record earnings per share for the fourth quarter and record sales and EPS for the year.

Sales for the fourth quarter of 2011 were $26.7 million, an increase of 3.2% from the $25.9 million reported for the fourth quarter of 2010. Income from operations for the fourth quarter increased 5.1% to $6.1 million from $5.8 million in the prior year quarter. Net income for the fourth quarter increased 14.8% to $4.3 million from $3.8 million in the fourth quarter of 2010. Diluted earnings per share for the fourth quarter of 2011 were $0.54, an increase of 14.9% over the $0.47 reported in the prior year quarter. In the quarter, diluted earnings per share were affected by equity compensation expense of $0.04, compared to $0.03 in the prior year quarter.  Diluted earnings per share for the fourth quarter were positively affected by other income of $0.04 from the Company’s investment in a private equity fund. Diluted shares outstanding were 7.9 million for the quarter, down 1.2% from 8.0 million in the prior year quarter.

Sales for the year ended December 31, 2011 were $106.2 million, up 3.3% from $102.8 million in the prior year. Income from operations increased 5.8% to $24.4 million in 2011 from $23.0 million in the prior year. Net income for fiscal year 2011 was $16.5 million, up 10.1% from $14.9 million in the prior year. Diluted earnings per share were $2.05 for the twelve months ended December 31, 2011, an increase of 10.2% from $1.86 in 2010. During the year, diluted earnings per share were affected by equity compensation expense of $0.15, compared to $0.14 in the prior year. Diluted earnings per share for 2011 were positively affected by other income of $0.08 from the Company’s investment in a private equity fund. Diluted shares outstanding were 8.0 million for the year, unchanged from the prior year.

We are pleased that sales finished the year up 3% in a challenging economic environment. Sales growth reflected solid demand for our consumable product offering throughout the year.  In addition, we continued to experience increased demand for diagnostic products following strong growth in 2010.

During the quarter, we remained focused on executing our strategy for growth. We successfully launched a new line of disposable prophylaxis angles and our recent introduction of the Encompass digital panoramic system continued to gain traction in the market. In addition, we completed the consolidation of certain administrative functions and light manufacturing into our Algonquin facility.

As previously announced, in addition to the quarterly cash dividend of $0.04 per share, the Company issued a special cash dividend of $1.00 per share in the fourth quarter of 2011. Our strong balance sheet and cash flows enabled us to pay this dividend to our shareholders while still preserving significant capacity to invest in strategic growth opportunities as we ended the year with a modest net cash balance.

We believe that our organization continued to strengthen throughout the year. We successfully launched new products across our consumable and diagnostic product lines. We improved operating efficiency across the business through production automation and the consolidation of various administrative functions. We also remained focused on enhancing relationships with our distribution partners as well as the end users of our products.  Although we are mindful of the impact a weak economy has on the overall demand for dental services, we continue to believe that the execution of our strategy will position the Company for future growth and success.

A conference call has been scheduled for Tuesday, February 7, 2012 at 11:00 A.M. Central Time and can be accessed through InterCall at http://tinyurl.com/Quarter42011 or the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Industries, Inc.
Consolidated Balance Sheet
December 31, 2011 and December 31, 2010
(In Thousands USD)

	(Unaudited)
	December 31	December 31
Assets	2011	2010
Current assets
Cash	$1,031	$741
Accounts receivable, net	12,066	11,721
Inventories	17,161	17,260
Other current assets	4,729	4,861
Total current assets	34,987	34,583

Property, plant and equipment, net	32,272	33,162
Goodwill	80,254	80,289
Intangible assets	11,130	11,579
Other assets	1,143	2,012

Total assets	$159,786	$161,625

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$9,134	$10,700
Total current liabilities	9,134	10,700

Long-term debt	650	6,100
Long-term secured borrowing	9	56
Deferred income taxes	19,534	17,417
Other noncurrent liabilities	206	248
Total liabilities	29,533	34,521

Stockholders' equity
Common stock	102	102
Additional paid-in capital	24,708	24,190
Retained earnings	158,647	151,458
Common stock in treasury, at cost	(52,924)	(48,484)
Accumulated other comprehensive income	(280)	(162)
Total stockholders' equity	130,253	127,104

Total liabilities and stockholders' equity	$159,786	$161,625

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2011	2010	Change	2011	2010	Change

Net Sales	$26,681	$25,860	3.2%	$106,230	$102,842	3.3%
Cost of Goods Sold	$12,196	$11,678	4.4%	$47,521	$45,681	4.0%
Gross Profit	$14,485	$14,182	2.1%	$58,709	$57,161	2.7%
% of Net Sales	54.3%	54.8%		55.3%	55.6%

Selling, General and Administrative Expense	$8,349	$8,342	0.1%	$34,349	$34,141	0.6%
% of Net Sales	31.3%	32.3%		32.3%	33.2%

Income from Operations	6,136	5,840	5.1%	24,360	23,020	5.8%
% of Net Sales	23.0%	22.6%		22.9%	22.4%

Interest expense, net	58	59		236	322
Other income (expense), net	477	21		1,046	(107)

Income Before Taxes	6,555	5,802	13.0%	25,170	22,805	10.4%

Provision for Income Taxes	2,240	2,042		8,717	7,868

Net Income	$4,315	$3,760	14.8%	$16,453	$14,937	10.1%
% of Net Sales	16.2%	14.5%		15.5%	14.5%

Basic Earnings Per Share	$0.54	$0.47	14.9%	$2.06	$1.87	10.2%

Basic Weighted Average Shares Outstanding	7,931	7,966		7,993	7,969

Earnings Per Share (Diluted)	$0.54	$0.47	14.9%	$2.05	$1.86	10.2%

Diluted Weighted Average Shares Outstanding	7,936	8,036		8,033	8,037